EXHIBIT 5.1

                [LAZARE POTTER GIACOVAS & KRANJAC LLP LETTERHEAD]

                                  July 13, 2005

China Expert Technology, Inc.
Room 2703-4, Great Eagle Centre
23 Harbour Road
Wanchai, Hong Kong

Ladies and Gentlemen:

         We refer to the registration statement on Form S-8 under the Securities Act of 1933, as amended, being filed by China Expert Technology, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission, relating to 1,056,911 shares of common stock (the "Shares") granted to Zhao Wei (the "Consultant") pursuant to that certain Consulting Agreement (the "Agreement") dated as of June 17, 2005, by and among the Consultant, Expert Network (Shenzhen) Company Limited and the Company.

         We have examined the Agreement, and originals or photocopies or certified copies of such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. Where factual matters relevant to such examination were not independently established, we have relied upon representations of executive officers and other authorized representatives of the Company.

         Based upon such examination and relying upon statements of fact contained in the documents which we have examined, it is our opinion that the Shares, when issued in the manner provided for in the Agreement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form S-8 Registration Statement.

                                        Very truly yours,

                                        /s/ Lazare Potter Giacovas & Kranjac LLP

                                        Lazare Potter Giacovas & Kranjac LLP